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As filed with the Securities and Exchange Commission on May 18, 2007

Registration No. 333-142653

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLEGIANT TRAVEL COMPANY
(Exact name of registrant as specified in charter)

NEVADA (State or other jurisdiction of incorporation or organization)	4512 (Primary Standard Industrial Classification Code Number)	20-4745737 (I.R.S. Employer Identification Number)
3301 N. Buffalo Drive, Suite B-9 Las Vegas, Nevada 89129 (702) 851-7300 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Andrew C. Levy
Managing Director and Secretary
3301 N. Buffalo Drive, Suite B-9
Las Vegas, Nevada 89129
(702) 851-7300
(Name, address, including zip code, and telephone number,
including area code, of agent for service of process)

With copies to:
Robert B. Goldberg Ellis Funk, P.C. 3490 Piedmont Road, Suite 400 Atlanta, Georgia 30305 (404) 233-2800	Daniel P. Raglan Greenberg Traurig, LLP Met Life Building 200 Park Avenue New York, New York 10166 (212) 801-2251	Mark C. Smith Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value	5,175,000	$31.64	$163,737,000	$5,027(2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on $31.64 per share, the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Market on April 30, 2007.
(2)
Previously paid.

                  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

              We are filing this amendment to our Registration Statement on Form S-1 (Registration Statement #333-142653) for the sole purpose of filing the Purchase Agreement (Exhibit 1.1) previously omitted from the filing. Except in that regard, this amendment does not modify or update disclosures in, or exhibits to, the Registration Statment on Form S-1. Furthermore, this amendment does not change any previously reported financial results, nor does it reflect events occurring after the date of the original filing of Amendment No. 1 to the Registration Statement on Form S-1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

              The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and National Association of Securities Dealers filing fee.

Securities and Exchange Commission registration fee	$5,027
National Association of Securities Dealers filing fee	16,874
Printing and engraving expenses	175,000
Legal fees and expenses	75,000
Accounting fees and expenses	75,000
Blue Sky fees and expenses	10,000
Transfer agent and registrar fees	2,000
Miscellaneous fees and expenses	26,099

Total	$385,000

Item 14. Indemnification of Directors and Officers.

              The Company's Articles of Incorporation provide that directors of the Company will not be personally liable for monetary damages to the Company for certain breaches of fiduciary duty as directors to the fullest extent allowable by Nevada law. Under Nevada law, subject to specified exceptions, or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the Company or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (b) his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. Under current Nevada law, directors and officers would remain liable for: (i) acts or omissions which constitute a breach of fiduciary and which involve intentional misconduct, fraud or a knowing violation of law, and (ii) approval of certain illegal dividends or redemptions. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, may remain available to a stockholder seeking redress from any such violation.

              The Company also has the obligation, pursuant to Article Ten of the Company's By-Laws, to indemnify any officer or director of the Company for all expenses actually and reasonably incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed because such person was an officer or director, if the person acted in good faith and in a manner which the person believed to be in, or believed was not opposed to, the best interests of the Company and, with respect to criminal actions, such person had no reasonable cause to believe his conduct was unlawful; provided that such indemnification shall not be made if a final adjudication establishes such person's acts or omissions involved intentional misconduct, fraud, or a knowing violation of law and was material to the cause of action.

Item 15. Recent Sales of Unregistered Securities.

              The following is a summary of our sales of our securities during the past three years involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

              In May 2005, we entered into an agreement with ComVest Allegiant Holdings, LLC, Viva Air Limited and certain other individual investors to sell, in a private placement, an aggregate of 8,635,000 shares of our preferred shares in our limited liability company predecessor at a price of $4.00 per share. The total aggregate offering price for this sale was $34,540,000. In connection with this private placement, we paid a placement fee of $1,300,000 and issued warrants to purchase 162,500 shares of our common stock to Raymond James & Associates, Inc.

              Simultaneously with the above private placement in May 2005 and as a condition to its completion, Maurice J. Gallagher, Jr. agreed to convert debt of $5,000,000 owed by us to him into 1,250,000 Series B Preferred Shares.

              During 2005 and 2006, we issued stock options to purchase an aggregate of 431,000 shares of our common stock as follows: options to purchase 339,000 shares at $3.50 per share were issued to 30 employees in February 2005; options to purchase 25,000 shares at $4.00 per share were issued to one new employee in June 2005; options to purchase 20,000 shares at $4.50 per share were issued to one new employee in September 2005; and options to purchase an aggregate of 47,000 shares at $13.00 per share were issued to three new employees in April and May, 2006. No proceeds were received by us from these option grants.

              In December 2006, we issued 100,000 shares of restricted stock to our employees under our Long-Term Incentive Plan. No proceeds were received by us from these stock issuances.

              As part of the reorganization transactions preceding our initial public offering in December 2006, we issued shares of our common stock, par value $.001 per share, to the members of Allegiant Travel Company, LLC, upon the completion of the reorganization transactions.

              All of the above-described issuances were or are expected to be exempt from registration (i) pursuant to Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions not involving a public offering or (ii) Rule 701 promulgated under the Securities Act or (iii) as transactions not involving a sale of securities. With respect to each transaction listed above, no general solicitation was or will be made by either the Registrant or any person acting on its behalf; the securities sold are or will be subject to transfer restrictions, and the certificates for the shares contained or will contain an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. Except as indicated above, no underwriters were or will be involved in connection with the sales of securities referred to in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit Number	Exhibit Description
1.1	Form of Purchase Agreement.
3.1*	Articles of Incorporation of Allegiant Travel Company.
3.2*	Bylaws of Allegiant Travel Company.
3.3	Specimen Stock Certificate (incorporated by reference to Exhibit 3.3 to the Form 8-A filed with the Commission on November 22, 2006).

5.1***	Form of Opinion of Ellis Funk, P.C.
10.1*	Securities Purchase Agreement dated April 4, 2005, between Allegiant Air, LLC and the investors named therein.
10.2*	Closing Agreement dated May 4, 2005, between Allegiant Travel Company, LLC, Allegiant Air, LLC and the investors named therein.
10.3**	Amended and Restated Investors Agreement dated as of December 13, 2006, between Allegiant Travel Company, LLC and the investors named therein.
10.4*	Form of Merger Agreement between Allegiant Travel Company, LLC and Allegiant Travel Company
10.5*	Amendment and Restatement of Promissory Notes to Maurice J. Gallagher, Jr., dated May 4, 2005
10.6*	Form of Tax Indemnification Agreement between Allegiant Travel Company and members of Allegiant Travel Company, LLC
10.7*	2006 Long-Term Incentive Plan
10.8*	Allegiant Air 401(k) Retirement Plan.
10.9*	Form of Indemnification Agreement
10.10*	Aircraft Purchase Agreement dated as of June 8, 2006, between Allegiant Air, LLC and PCG Acquisition II, Inc.
10.11†*	Air Transportation Charter Agreement dated March 21, 2003, between Allegiant Air, Inc. and Harrah's Laughlin, Inc. and amendments thereto.
10.12†*	Air Transportation Charter Agreement dated March 21, 2003, between Allegiant Air, Inc. and Harrah's Operating Company, Inc. and amendment thereto.
10.13*	Airport Operating Permit between Allegiant Air, Inc. and Clark County Department of Aviation dated April 14, 2003.
10.14*	Permanent Software License Agreement between Allegiant Air, Inc. and CMS Solutions, Inc. dated August 1, 2001.
10.15*	Memorandum of Understanding between Allegiant Air, LLC and Sanford Airport Authority dated March 4, 2005.
10.16*	Employment Agreement dated July 31, 2006, between Allegiant Travel Company and M. Ponder Harrison.
10.17*	Employment Agreement dated July 31, 2006, between Allegiant Travel Company and Andrew C. Levy.
10.18*	Employment Agreement dated July 31, 2006, between Allegiant Travel Company and Linda A. Marvin.
10.19*	Employment Agreement dated July 31, 2006, between Allegiant Travel Company and Michael P. Baxter.
10.20†*	Maintenance General Terms Agreement dated March 2006 between Allegiant Air, LLC and American Airlines, Inc.

10.21*	Stock Purchase Agreement dated November 20, 2006, among the Company, Allegiant Travel Company, LLC, PAR Investment Partners, L.P. and certain selling stockholders named therein.
10.22***	Lease dated May 1, 2007, between Allegiant Air, LLC and Windmill Durango Office, LLC.
21.1***	List of Subsidiaries
23.1	Consent of Ellis Funk, P.C. (included in Exhibit 5.1).
23.2***	Consent of Ernst & Young LLP.
24.1***	Powers of Attorney

                    * Incorporated by reference to Exhibits filed with Registration Statement #333-134145 filed by Allegiant Travel Company with the Commission and amendments thereto.

                  ** Incorporated by reference to Exhibit 10.3 filed with Registration Statement #333-140579 filed by Allegiant Travel Company with the Commission.

                *** Previously filed.

              † Portions of the indicated document have been omitted pursuant to the grant of confidential treatment and the documents indicated have been filed separately with the Commission as required by Rule 406.

(b)
Not applicable.

Item 17. Undertakings.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              The undersigned Registrant hereby undertakes that:

  •
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

  •
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 18, 2007.

Allegiant Travel Company
By:	/s/ MAURICE J. GALLAGHER, JR. Maurice J. Gallagher, Jr. Chief Executive Officer (Principal Executive Officer)

              Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MAURICE J. GALLAGHER, JR. Maurice J. Gallagher, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2007
/s/ LINDA MARVIN Linda Marvin	Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2007
* Michael S. Falk	Director	May 18, 2007
* Timothy P. Flynn	Director	May 18, 2007

A. Maurice Mason	Director	May , 2007
* Robert L. Priddy	Director	May 18, 2007
Declan F. Ryan	Director	May , 2007
*By:	/s/ MAURICE J. GALLAGHER, JR. Maurice J. Gallagher, Jr. Attorney in Fact

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EXPLANATORY NOTE
SIGNATURES